UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2007

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Commission File Number: 333-124878

I.R.S. Employer Identification Number: 59-3796143

12200 Herbert Wayne Court, Suite 150 (28078)

P.O. Box 3145

Huntersville, North Carolina 28070-3145

Telephone: (704) 992-2000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2007, American Tire Distributors, Inc. (“ATD”), a wholly owned subsidiary of American Tire Distributors Holdings, Inc., executed a Fifth Amendment to the Fourth Amended and Restated Loan and Security Agreement (the “Amended Revolver”). The Borrowers to the Amended Revolver are ATD and its subsidiaries, The Speed Merchant, Inc. and T.O. Haas Tire Company, Inc. The Amended Revolver provides for, among other things, a reduction of applicable commitment fee rates and margins for borrowings in connection with a fixed charge coverage ratio, as defined. In addition, the Amended Revolver provides for borrowings in the aggregate principal amount of up to the lesser of $400.0 million or the Borrowing Base, as defined, including the expansion of underlying tire inventory sub-limits, and extends the expiration date through December 31, 2011. The Amended Revolver contains covenants which, among other things, require ATD to meet a fixed charge coverage ratio, as defined, if ATD does not have at least $25.0 million available to be drawn under the Amended Revolver, increasing to $35.0 million upon the occurrence of certain events; restricts ATD’s ability to incur additional debt; enter into guaranties; make loans and investments; declare dividends; modify certain material agreements or constitutive documents relating to preferred stock; and change the business it conducts, as well as other customary covenants. ATD’s obligations under the Amended Revolver are secured by all inventories and accounts receivable.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10.1 Fifth Amendment to Fourth Amended and Restated Loan and Security Agreement dated as of May 9, 2007, among American Tire Distributors, Inc., The Speed Merchant, Inc., and T.O. Haas Tire Company Inc., as borrowers, and Wachovia Bank, National Association and General Electric Capital Corporation, as co-syndication agents, The CIT Group/Business Credit, Inc., as documentation agent, and Bank of America, N.A., as administrative and collateral agent for the lenders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

	By:	/s/ David L. Dyckman
David L. Dyckman
Executive Vice President and Chief Financial Officer

Date: May 14, 2007

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